Exhibit 4.23

Lease Agreement among InterXion España, S.A.U. and Edificios Alsina Sur, S.A. dated February 27, 2012.

*	* *Confidential material has been omitted and filed separately with the Commission

En Madrid, a 27 de febrero de 2012

CONTRATO DE

ARRENDAMIENTO

DE LA PROPIEDAD SITA EN

CALLE EMILIO MUNOZ 49-51

Reunidos,

DE UNA PARTE, Interxion Espania, S.A.U., con domicilio legal en Calle Albasanz 71, 28037 Madrid, y CIF A- 82517731 y representada por D. Robert J.M. Assink, en calidad de Administrador Solidario (en adelante “Arrendatario”)

Don Robertus Johannes Michael Assink con Tarjeta de Residencia en Espafia N.I.E. N° X-1589529-E, interviene en su calidad de Administrador Solidario en nombre y representation de INTERXION ESPANA, S.A.U, con CIF A-82517731, en virtud de escritura autorizada por el Notario de Madrid Don Carlos Perez Baudin en fecha 18 de mayo de 2010, con protocolo n° 1.125 domiciliada en la Calle Albasanz, N°7i, 28037 Madrid, sociedad inscrita en el Registro Mercantil de Madrid, al Tomo 14.952, Libro o, Folio 161, Section 8a, Hoja M-249071, Inscription 7a (15-062010),. En adelante, el “Arrendatario”.

DE OTRA PARTE, Edificios Alsina Sur, S.A., con domicilio social en Madrid 28016, Avda. Pio XII, 44, bajo derecha, con CIF.: A- 28122299, representada para este acto por D. Agustin Torrego Casado en calidad de Presidente del Consejo de Administracion (en adelante, “Arrendador”).

In Madrid, on February 27, 2012

LEASE AGREEMENT

LEASE OF THE PROPERTY

LOCATED AT CALLE EMILIO

MUNOZ 49-51

Don Agustin Torrego Casado con DNI. N° 260.157-g, interviene en su calidad de Presidente del Consejo de Administracion y consejero delegado

By and between,

ON THE ONE HAND, Interxion

ON THE ONE HAND, Interxion Espania, S.A.U., with registered address at Calle Albasanz 71, 28037 Madrid, with Tax Identification Number A-82517731 and represented by Mr. Robert J.M. Assink, in his capacity as Joint Director (hereinafter “Lessee”)

Mr. Robertus Johannes Michael Assink with Green Card in Spain and foreign identification number (N.I.E) number X-1589529-E, acts in his capacity as Joint and Several Director in representation and on behalf of INTERXION ESPANA, S.A.U, with tax identification number A-82517731, by virtue of a public deed granted by the Notary from Madrid Mr. Carlos Perez Baudin on date 18th May 2010 with registry number 1.125 of the abovementioned Notary, and with registered offices in Calle Albasanz, N°7i, 28037 Madrid, registered at the Commercial Registry of Madrid, Volume 14952, Book o, Page 161, Section 8, Sheet M-249071 Entry 7 (15-06- 2010). Hereinafter, the “Lessee”.

and,

ON THE OTHER HAND, Edificios Alsina Sur, S.A., with corporate address at Avda. Pio XII, 44, bajo derecha, Madrid 28016 with Tax

Identification Number A-28122299, represented in this act by Mr. Agustin Torrego Casado in his capacity as Chairman of the Board of Directors (hereinafter “Lessor”).

Mr. Agustin Torrego Casado with DNI number 260.157-g, acts in his capacity as President of the Board of Directors and CEO of Edificios Alsina Sur, S.A., by

solidario de la sociedad Edificios Alsina Siw, S.A., para este acto en virtud de escritura autorizada por el Notario de Madrid Don Juan Perez Hereza en fecha 8 de junio de 2010, con protocolo N° 846, sociedad inscrita en el Registro Mercantil de Madrid, al Tomo 6572, Libro 0, Folio 99, Hoja M-106.965, Inscription i6a. En adelante, el “Arrendador”.

De aqui en adelante, al Arrendador y Arrendatario se les denominara la

“Parte” individualmente, y las “Partes”, colectivamente.

AMBAS PARTES, convienen en manifestar lo siguiente:

EXPONEN

1. El Arrendador es propietario de la propiedad sita en la calle Emilio Muiioz numeros 49-51 de Madrid 28037. La propiedad incluye el terreno y todo lo que esta construido en el segun se describe en el siguiente expositivo (en adelante, la “Propiedad”).

2. La Propiedad consiste de dos partes diferentes e inseparables.

i)	Una finca con una superficie de 2.124 ni2 con 5-042 m2 construidos y numero de Catastro 7164 811VK 4776 C0001 RG 4776 C0001 RG.

ii)	Otra finca con una superficie de 325 m2 con 993 m2 construidos y numero de Catastro 7164 810 VK

La Propiedad incluye las siguientes fincas registrales:

i)	Finca registral 334 inscrita en el Registro de la Propiedad n° 17 de Madrid (tomo 2347, libro 1361, folio 87).

ii)	Finca registral 10244 inscrita en el Registro de la Propiedad n° 17 de Madrid, al tomo 2140, libro 1154, folio 42.

iii)	Fincas 19322, 19324, 19326 y

virtue of a power of attorney granted by the Notaiy from Madrid Mr. Juan Perez Hereza on date 8th June 2010 with registry number 846 of the abovementioned Notaiy, registered at the Commercial Registiy of Madrid, Volume 6572, Book 0, Page 99, Sheet M-106.965, Entiy 16th, hereinafter, the “Lessor”.

Hereinafter, Lessee and Lessor shall be referred to individually as the “Party”, and collectively as the “Parties”.

BOTH PARTIES agree to state the following:

THEY DECLARE

1. Lessor is the owner of the property located at Calle Emilio Muiioz numbers 49-51, Madrid 28037. It includes the terrain and everything that’s constructed on it, as described in the following Declaration (hereafter: “Property”)

2. The Property consists of two different and inseparable parts.

i)	Land with a surface of 2.124 m2 with 5.042 m2 built space and Cadaster identification number 7164 811 VK 4776 C0001 RG,

ii)	Land with a surface of 325 m2 with 993 m2 built space and Cadaster identification number 7164 810 VK 4776 C0001 KG.

The Property includes the following plots of Land as registered in the Land Registiy:

i)	Land Registiy of Madrid number 17, plot number 334 (volume 2347, book 1361, sheet 87).

ii)	Land Registry of Madrid number 17, plot number 10244 (volume 2140, book 1154, sheet 42).

iii)	Land Registiy of Madrid number 17,

19328 (procedentes de la antigua finca 17873 que ha sido extinguida al realizarse una declaration de obra nueva y division horizontal que ha dado lugar a las citadas fincas registrales).

Impuestos y gastos: Se encuentra al corriente de pago de impuestos, tasas, contribuciones y arbitrios, hasta la fecha de firma del presente Contrato.

Cargas: Libre de cargas, gravamenes y arrendatarios, a exception de:

Un prestamo hipotecario por un plazo maximo de 120 meses suscrito por el Arrendador con el Banco Bilbao Vizcaya Argentaria, S.A., formalizado en escritura publica, otorgada el 10.12.2003 ante el Notario D. Antonio Perez Sanz (en adelante, “Prestamo Hipotecario”), en el que se hipotecan las fincas registrales que forman la Propiedad, distribuyendose la responsabilidad hipotecaria a la fecha de la constitution de la siguiente manera:

i)	Finca registral 334: 1.920.000 € mas intereses y gastos.

ii)	Finca registral 19322: 64.000 € mas intereses y gastos.

iii)	Finca registral 10244: 64.000 € mas intereses y gastos.

iv)	Finca registral 19324: 64.000 € mas intereses y gastos.

v)	Finca registral 19326: 256.000 € mas intereses y gastos.

vi)	Finca registral 19328: 832.000 € mas intereses y gastos.

El Arrendador debera como condition previa cancelar el Prestamo Hipotecario con anterioridad a la Fecha de Inicio del presente contrato, segun se define en la clausula 4.

Asimismo, el Arrendador debera acreditar al Arrendatario, la escritura publica de cancelation a la Fecha de Inicio segun se define en la clausula 4 plots number 19322, 19324, 19326 and 19328 (all of them deriving from the old plot of land number 17873).

Taxes and charges: Up to the date of signature of the present Agreement there are no due payment of taxes, levies and taxes.

Charges: Free of liens, encumbrances and tenants, except:

A mortgage loan for a maximum term of 120 months entered into by the Lessor with Banco Bilbao Vizcaya Argentaria, S.A., executed into public deed granted before the Public Notaiy Mr. Antonio Perez Sanz, on 10.12.2003 (hereinafter, “Mortgage Loan”), upon the Land Registries that integrate the Property, sharing the mortgage liability at the execution date, as follows:

i)	Plot number 334: 1.920.000 € plus interest and expenses.

ii)	Plot number 19322: 64.000 C plus interest and expenses.

iii)	Plot number 10244: 64.000 € plus interest and expenses.

iv)	Plot number 19324: 64.000 € plus interest and expenses.

v)	Plot number 19326: 256.000 € plus interest and expenses.

vi)	Plot number 19328: 832.000 C plus interest and expenses.

The Lessor shall pay off as precedent condition, the Mortgage Loan before the Commencement Date of this Lease Agreement, as defined in clause 4.

Likewise, the Lessor shall provide to the Lessee the cancellation deed, the Commencement Date, as defined in clause 4-excluded from the above mortgage charges (the “Mortgage Charge”).

3. El Arrendador se reserva el derecho de constituir en el futuro cargas hipotecarias, exclusivamente sobre los terrenos, de manera que los edificios que en cada momenta existan sobre los terrenos, queden excluidos de las citadas cargas hipotecarias (la “Carga Hipotccaria”).

En el caso de que el Arrendador decidiera constituir la Carga Hipotecaria descrita, el Arrendador se compromete a ponerlo en conocimiento del Arrendatario por medio de requerimiento notarial y con una antelacion de 30 dias naturales a la fecha prevista para el otorgamiento de la correspondiente escritura de constitucion de hipoteca. Asimismo, el Arrendador se compromete a realizar en la escritura de constitucion de la hipoteca, las manifestaciones oportunas sobre la existencia del presente contrato y sus condiciones.

Si la simple manifestation no fuera suficiente para hacer constar la existencia del presente Contrato de Arrendamiento en el Registro de la Propiedad, el Arrendador se compromete a inscribir el presente contrato de arrendamiento, siendo de su cuenta todos los gastos, impuestos, etc., derivados de la inscription.

4. En fecha 28 de Noviembre de 2011 las Partes firmaron un Acuerdo Base del Contrato de Arrendamiento de la Propiedad, el cual se adjunta como Anexo I (“Acuerdo Base”). En dicho Acuerdo Base, y tras la novation modificativa suscrita en fecha 26 de enero de 2012, se acordo un plazo de tres meses, hasta el 28 de febrero de 2012, desde el la firma del Acuerdo Base, para suscribir el Contrato de Arrendamiento.

5. Asimismo, en fecha 28 de Noviembre de 2011, y al objeto de dar firmeza a la voluntad de las Partes sobre la perfection y consentimiento sobre el Contrato de Arrendamiento asi como sobre la perfection y consentimiento de la option de compra a que se refiere la Clausula 11.4 del Acuerdo Base, el 3. The Lessor reserves the right to establish, in the future, mortgages, exclusively on the plots of land, so that any existing building/s in the land, while this Lease Agreement is in force, shall be

In the event that Lessor decides to constitute the Mortgage Charges described, Lessor shall communicate it to the Lessee through a Public Notaiy Communication, which shall have to be sent 30 calendar days prior to the scheduled date for the execution of the mortgage deed. In addition, the Lessor shall perform in the mortgage deed the corresponding declarations about the existence of the present Lease Agreement and its conditions.

If the referred declaration was not enough to record the existence of this Lease Agreement in the Land Registiy, Lessor agrees to register this Lease Agreement and to assume all the expenses, taxes, etc., derived from the registration of the present Lease Agreement.

4. On date 28 November 2011 both Parties signed the Heads of Terms of the Lease, which is attached as Annex I (“Heads of Terms”). On said Heads of Terms and after the extension agreed on date 26th January, 2012, it was agreed a three months term, until 28th February 2012, to negotiate and sign the Lease Agreement.

5. On date 28 November 2011, in order to honor the serious intentions of both Parties about the perfection and consent of the Lease Agreement and the Call Option stated in Clause 11.4 of the Heads of Terms, the Lessee paid the Lessor the amount of ([***] € plus VAT), equivalent to the rent of two months, after receipt of the Lessor’s corresponding invoice.

Arrendatario entrego una cantidad equivalente a dos mensualidades de renta mas el IVA correspondiente ([***] euros mas IVA) contra la correspondiente factura emitida por el Arrendador.

6. Que el Arrendatario se encuentra interesado en el arrendamiento de la Propiedad para destinarlo al ejercicio de la actividad propia del objeto social, en especial, a la instalacion, funcionamiento, mantenimiento de centros de proceso de datos (CPD) y conexiones entre redes de operadores de telecomunicaciones, y el Arrendador en arrendarselo al Arrendatario.

7. Ambas Partes han llegado a un acuerdo sobre las condiciones principales para el “Arrendamiento”, por un plazo determinado, de la citada Propiedad, dentro del plazo estipulado en el Acuerdo Base y su novation modificativa.

En consideration de lo anteriormente expuesto, las Partes suscriben el presente Contrato de Arrendamiento, al objeto de regular el contenido basico del Arrendamiento.

El presente Contrato se regira por las siguientes,

CLAUSULAS

1. - Contrato de Arrendamiento

De acuerdo con la Clausula 10 del Acuerdo Base, el presente Contrato de Arrendamiento desarrolla los derechos y obligaciones derivados del Acuerdo Base.

2. - Objeto del presente Contrato de Arrendamiento

1. Por el presente Contrato, el Arrendador cede en arrendamiento al Arrendatario, que lo acepta, la Propiedad descrita en el Expositivo 2

6. The Lessee is interested in the lease of the Property, in order to cany out the activities related with its corporate purpose, specifically for the installation, functioning and maintenance of data centers, and facilitating interconnections of telecommunication networks. The Lessor is interested in letting the Property to the Lessee.

7. Both Parties have reached an agreement on the material conditions of the “Lease” for a specific period, of the aforementioned Property within the period agreed in the Heads of Terms and its extension.

On account of the above, the Parties sign this “Lease Agreement” in order to regulate the basic content of the Lease.

This Lease Agreement shall be regulated by the following,

CLAUSES

1. - Lease Agreement

In accordance with Clause 10 of the Heads of Terms, this Lease Agreement develops the rights and obligations arising from the Heads of Terms.

2. - Purpose of this Lease Agreement

1. Through this Agreement, the Lessor leases to the Lessee, who accepts, the Property described here above in the “Declaration” num. 2.

2.	El Arrendador se compromete a mantener la patifica posesion de la Propiedad arrendada a tal efecto. Asimismo, el Arrendador manifiesta que no existen derechos, cargas, gravamenes o cualquier otra circunstancia que pueda perjudicar total o parcialmente el derecho del Arrendatario bajo este Contrato.

3.

El Arrendador concede el derecho al Arrendatario de demoler las instalaciones actuales y construir nuevas instalaciones (“Nuevas Instalaciones”) para el desarrollo y explotacion como centro de datos con oficinas auxiliares y espacio de parking en el mas amplio sentido de la palabra. Las Nuevas Instalaciones, despues de terminal- la obra, formaran parte de la Propiedad.

4.	Las Nuevas Instalaciones que realice el Arrendatario seran propiedad del Arrendador. A la termination del Contrato de Arrendamiento, el Arrendatario entregara las Nuevas Instalaciones al Arrendador, sin derecho a indemnizacion, ni a reintegro de cantidad alguna, debiendo la Arrendataria devolver la Propiedad libre, sin ocupantes y sin cargas. El Arrendatario tendra derecho a retirar, junto con los bienes muebles, la maquinaria, los equipos, instalaciones, motores y demas elementos que no formen parte inherente de las Nuevas Instalaciones.

5.	No obstante lo anterior, se le permitira al Arrendatario, en los terminos de la clausula 11.6, arrendar la Propiedad para un uso distinto del referido en el Expositivo 6 siempre que el Arrendador preste su consentimiento por escrito, , que no podra ser denegado sin justa causa.

6.	El Arrendatario tramitara las licencias oportunas para el uso previsto ante los organismos oficiales de las administraciones publicas locales. El Arrendador se compromete a cooperar de buena fe en relation con la obtencion de las licencias.
2.	The Lessor is committed to maintaining the peaceful possession of the Property leased. Also the Lessor expresses that there are no rights, liens, encumbrances or any other circumstances that can harm totally or partially the right of the Lessee under this Agreement.

3.	The Lessor grants the right to the Lessee to demolish the existing built space that forms part of the Property and build new premises (“New Premises”) for the development and exploitation as a data center with ancillary offices and parking spaces in the broadest sense of the word. The New Premises will, after completion, form part of the Property.

4.	The New Premises that the Lessee will build wall become property of Lessor. Upon termination of the lease contract, the Lessee will hand over the New Premises free of liens, encumbrances, tenants, and without the right of any indemnity for the Lessor. The Lessee will have the right to remove all the movable goods, machinery, equipment and installations that do not inseparable belong to the New Premises.

5.	Notwithstanding the above, Lessee will be permitted, as stated in clause 11.6, to lease the Property and New Premises for a different use as stated in the Declaration 6, after the written approval of Lessor which shall not be withheld without just cause.

6.	The Lessee will arrange the required permits and approvals for the intended use from the (local) municipal authorities. The Lessor undertakes to cooperate on a good faith basis to obtain such permits and approvals.

En el caso de que la solicitud de licencia deba ser legalmente solicitada por los duenos de la Propiedad, el Arrendador autorizara al Arrendatario para que pueda actuar como mandatario y representante de la Arrendadora en la solicitud y gestion de la correspondiente licencia ante las autoridades competentes.

3. - Duracion del Arrendamiento

La duracion inicial del presente Contrato de Arrendamiento sera de diez (10) anos desde su Fecha de Inicio segun se regula en la Clausula 4, plazo de obligado cumplimiento para ambas partes, despues de la cual se prorrogara con dos periodos consecutivos de diez (10) aiios, salvo denuncia por el Arrendatario en los terminos pactados en esta clausula 3. Despues del periodo inicial y tambien despues de la primera prorroga de diez aiios, unicamente el Arrendatario podra terminal* el Arrendamiento. La termination del Contrato de Arrendamiento podra comunicarse al final de cada periodo de diez aiios mediante aviso escrito, que debera efectuarse por requerimiento notarial con doce (12) meses de antelacion.

En cualquier caso, el presente Contrato de Arrendamiento quedara automaticamente terminado despues de transcurridos treinta (30) aiios desde su Fecha de Inicio segun se regula en la Clausula 4.

4. Fecha de inicio del Contrato dc Arrenda miento

La Fecha de Inicio del Contrato de Arrendamiento (“Fecha de Inicio”) sera el 1 de julio de 2013, en la cual el Arrendatario tomara posesion del inmueble.

In the event that the application for a license had to be legally requested by the owner of the Property, the Lessor shall authorize the Lessee to act in on behalf of the Lessor when applying for and carrying out the relevant procedures before the competent authorities.

3. - Term of the Lease

The initial term of this Lease Agreement shall be ten (10) years from its Commencement Date as stated in Clause 4, of obligatory duration, after which the Lease Agreement will be automatically extend it in two consecutive periods of ten (10) years, unless the Lessee terminates the Lease Agreement, accordingly with the terms agreed in this clause 3. After the initial 10 year term as well as after the first 10 year extension term, the Lease can only be terminated by the Lessee.

The termination of the Lease Agreement can be communicated in writing and through a Public Notaiy Communication, at the end of each period of 10 years within twelve (12) months prior notice.

In any case, this Lease Agreement shall be automatically terminated after thirty (30) years from its Commencement Date as stated in Clause 4.

4. - Commencement date of this Lease Agreement

The commencement date of the Lease Agreement (“Commencement Date”), will be, 1st July 2013 on which date, Lessee may take possession of the Property.

El Arrendatario podria solicitar iniciar el Contrato antes, sujeto a un preaviso escrito de 3 meses. Esta fecha alternativa sera entre tres (3) meses despues de firmar el Acuerdo Base y el 1 de julio de 2013. En este caso, el Arrendador tiene la obligation de dar la posesion al Arrendatario tres meses despues de recibir la notification escrita.

Para dicha fecha, el Arrendador debera ostentar la pacifica y libre posesion de la Propiedad, y la Propiedad debera estar libre de cualquier carga, gravamen, arrendatario, etc. En caso contrario el presente Arrendamiento no entrant en vigor.

5. - Precio del Alquiler

El importe anual total de la renta asciende a [***] euros (“Renta”) y se devengara mensualmente a razon de [***] euros/mes.

El precio de la Renta es un importe fijo, sin perjuicio de los aumentos 0 disminuciones que puedan derivarse de su actualization mediante el IPC, y se vera incrementado con el IVA aplicable.

6. - IVA y Retention Fiscal

El Arrendatario es responsable del pago del IVA, el cual sera calculado sobre el importe del alquiler.

El presente Contrato de Arrendamiento se sujetara a retencion segun la normativa vigente en cada pago de la renta mensual acordada. No obstante, cuando la ley prevea la exoneration de retencion, el Arrendatario no practicara retencion alguna cuando se cumplan los requisitos normativos correspondientes. Cuando la exoneration de retencion requiera un certificado que deba remitir el Arrendador al Arrendatario, este ultimo no practicara retencion sobre la renta a partir del momento en que dicho certificado sea puesto a su disposition. El Arrendador entrega en este acto al Arrendatario y se adjunta al presente contrato como Anexo II, copia del

Lessee may request, at its sole discretion, to commence the Lease earlier, subject to 3 months prior written notice. This alternative date can be, between three (3) months after signing the Heads of Terms and the 1st of July 2013. Lessor in that case is obliged to give possession of the Property three months after receipt of the written notice.

By such date, the Lessor must hold the free and pacific possession of the Property, and the Property will have to be free of any charge, lien, encumbrance, tenant, etc., Otherwise, this Lease shall not enter into force.

5. - Rental Price

The total rent per annum paid is [***] euros (“Rent”) which will be payable monthly for an amount of [***] euros/month.

The Rent is a fixed amount, subject to increases or decreases that may arise from their update based on CPI grounds, and shall be augmented with applicable VAT.

6. - VAT AND Tax Withholding

Lessee is subject to VAT. VAT will be calculated over the rent.

This contract is subject to tax withholding under current regulations (for each payment of the agreed monthly Rent). However, in the future, when the law provides for exemption from tax withholding, the Lessee will not practice any tax withholding once fulfilled the legislative requirements. When the tax withholding exemption requires a Certificate which must to be sent by the Lessor to the Lessee, the latter will not practice income tax withholding on the monthly rent, just from the date on which such Certificate is made available to the Lessee. The Lessor hereby delivers to Lessee and is attached to this contract as Annex II, copy of certificate issued by the Tax Withholding Waiver on Landlord.

Certificado expedido por la Agenda Tributaria sobre Exoneration de Retencion a los Arrendadores.

7. - Modificaciones de la Renta

La Renta se incrementara 0 reducira anualmente, empezando un ano despues de la firma del Acuerdo Base (28/11/2011), en la misma proportion que experimente el aumento 0 reduction del Indice de Precios de Consumo (“IPC”) en el periodo de doce meses previo a la revision, segun lo publicado en el Instituto Nacional de Estadisticas, u organization que lo sustituya. En consecuencia, el IPC de referencia para la primera revision (que tendra lugar el 28/11/2012), sera el vigente a la firma del Acuerdo Base (28/11/2011). Es decir, aunque la renta no sea pagada durante el periodo de carencia, se procedera a su actualization en los terminos previstos en esta clausula.

Los incrementos 0 reducciones hasta un 3% seran aplicados integramente al 100%. Los incrementos 0 reducciones por encima de 3% seran aplicados al 50%, con la condition de que el primer 3% sera aplicado integramente al 100%. La variation del porcentaje siempre sera aplicada al importe de alquiler vigente que corresponde al mes anterior al mes de revision.

8. - Pago

El pago de la renta se realizara por mensualidades anticipadas, debiendo expedirse la factura dentro de los cinco primeros dias de cada mes. La factura sera pagada antes de que finalice el mes de su emision.

9. - Impuestos y Tasas

El Arrendatario sera responsable del pago de la parte del IBI referida a la edification (excluido el valor del solar) y de las tasas referentes a: paso de carruajes, basuras y todos aquellos impuestos estatales, autonomicos y locales que graven la actividad, la propiedad o uso de la construction.

7. - Adjustments of rent

The Rent shall increase or decrease on an annual basis, starting one year after the date of the signature of the Heads of Terms (28/11/2011), in identical proportion to the increase or decrease of the Consumer Price Index (“CPI”) in the twelve months prior to the review, as published by the National Statistics Institute, or organisation replacing such. Consequently, the reference CPI for the first review (which will occur on 28/11/2012) will be the one which was applicable on the Heads of Terms signing date (28/11/2011). That is, although the rent is not paid during the grace period, will proceed its update in the terms provided in this clause.

Indexation increases or decrease up to 3% will be charged at 100%. Indexation increase or decrease above 3% will be charged at 50%, with the proviso that the first 3 % will be charged at 100%. The percentage variation shall always be applied to the rent chargeable in the month prior to that in which the review takes place.

8. - Payment

The payment of the Rent will be made monthly in advance. The invoice must be issued within the first five days of each month and will be paid before the end of the month in which was issued.

9. - Taxes and Tax Rates

The Lessee is responsible for paying the part of the IBI referred to the building (excluding the value of the plots of land) and other fees and taxes related to the activity or ownership of the buildings: passage of carriages, rubbish and all state taxes, regional and local taxes imposed on the activity or ownership of the building.

10. - Garantia Bancaria

El Arrendatario entregara al Arrendador una garantia bancaria, con los ajustes razonables realizados por el arrendatario conforme al Anexo III, por una cantidad de tres (3) meses de renta + IVA, no mas tarde del comienzo de la Fecha de inicio del Arrendamiento. Esta garantia bancaria debera ser emitida por una institution bancaria registrada en Espafia. La garantia debera de actualizarse cada cinco aiios, con arreglo al importe de la renta vigente en cada fecha de actualization.

11. - Clausulas Especiales 11.1 — Estado de entrega

La Propiedad sera entregada en su estado actual, estado conocido suficientemente por ambas partes de acuerdo con la description de la propiedad adjunta como Anexo IV al presente Contrato de Arrendamiento (en adelante, “Description de la Propiedad”).

El Arrendador no garantiza que la construction y el estado de la Propiedad cumplen con los requisitos especificos para un centro de datos.

El Arrendatario tiene la obligation propia e independiente para establecer que la propiedad sea adecuada para el uso previsto mediante la realization de ciertas obras realizadas a su costa, con el fin de que la Propiedad cumpla con los requisitos del Arrendatario (en adelante, las “Obras”).

Antes del inicio del Arrendamiento el Arrendador elaborara un informe que sera entregado al Arrendatario para su firma por ambas partes. En caso de encontrar cualquier tipo de contamination - como parte de las pruebas ambientales y de certification durante la demolition y el proceso de

10. - Bank Guarantee

Lessee will provide Lessor with a written bank guarantee model with reasonable adjustments by Lessee as attached in Annex III for an amount of three (3) months rent + VAT, not later than the Commencement Date of Lease. This bank guarantee must be provided by a banking institution that is registered in Spain. This guarantee must be updated every five years according to the new current amount of the Rent in eveiy date of updating.

11. - Special Clauses

11.1 - State of delivery

The Property will be delivered in its current state, as sufficiently known to both parties according to a description of the Property attached as Annex IV to the present Lease Agreement (hereafter: “Property Description”).

Lessor does not warrant that the construction and state of the Property complies with the specific requirements for a data center.

Lessee has an own and independent obligation to establish that the Property suffices for the intended use by carrying out certain wrorks at the expense of Lessee in order to arrange that the Property meets Lessee’s requirements (hereafter: “Works”).

Before commencement of the Lease Agreement a delivery report will be drawn up by Lessor that will be signed by both Parties. In case of finding any contamination - as part of the environmental tests and certification during the demolition and construction process - the Lessor will take care of all costs related to cleaning it observing in all cases the Commencement Date of this Lease.

construction - el Arrendador se hara cargo de todos los costes relacionados con la limpieza de manera que se respete, en todo momento la Fecha de Inicio del Arrendamiento.

11.2 - Primer Pago

No se devengara ni cobrara ninguna renta antes y durante los primeros seis (6) meses del Contrato de Arrendamiento (desde el la Fecha de Inicio del Arrendamiento segun se regula en la Clausula 4). Despues de este periodo, se pagara el importe de alquiler mensualmente segun el articulo 8 de este Contrato de Arrendamiento.

11.3 - Entrega de llave

El Arrendatario recibira las Haves con la toma de la posesion en la que se hara entrega de la Propiedad (en la Fecha de Inicio). La entrega se llevara a cabo en la Fecha de Inicio del Arrendamiento, pero siempre que la garantia bancaria se haya entregado.

Antes de la Fecha de Inicio del Arrendamiento, el Arrendatario tendra derecho de acceso a la propiedad para los trabajos preparatorios (por ejemplo, estudios geotecnicos y medidas). Sin embargo, no se le permite llevar a cabo la ejecucion de las Obras. Desde la Fecha de Inicio del Contrato, el Arrendatario podra llevar a cabo la ejecucion de las Obras.

11.4 - Option de compra

El Arrendador concede al Arrendatario una opcion de compra de la Propiedad (“Option de Compra”), sin contraprestacion segun los siguientes terminos:

a)	Antes del 1 de julio de 2013, a un precio de [***] euros (mas impuestos legalmente aplicables).

b)	Entre el 1 de julio de 2013 y el 31 de diciembre de 2017, a un precio de [***] euros (mas impuestos legalmente

11,2 - First payment

No rent will be due before and during the first six (6) months of the Lease Agreement (from its Commencement Date according with Clause 4). After this period, the rent will be due monthly in accordance with article 8 of this Lease Agreement.

11.3 - Key transfer

Lessee will receive the key at the delivery of the Property (on the Commencement Date). The delivery will take place on or directly after the Lease Commencement Date, however only after the Lease Agreement has been signed by both Parties and the bank guarantee has been settled.

Prior to the Commencement Date of the Lease Agreement, Lessee shall have the right to have access to the Property for preparatory works (e.g. geotechnical studies and measurements) but is not allowed to carry out the Works. After the Commencement Date of the Lease, the Lessee shall have the right to carry out the Works.

c) 11.4 - Purchase Option

The Lessor grants the Lessee an option to purchase the Property (“Call Option”) at no consideration in accordance with the following terms:

a)	Before July 1, 2013 at a price of [***] euros (plus applicable taxes).

b)	Between July 1, 2013 and December 31, 2017 at a price of [***] euros (plus applicable taxes) increased on the basis of the annual aplicables) incrementado con el IPC anual calculado desde la rlrnia del Acuerdo Base (28 de noviembre de 2011). El IPC se incrementara anualmente un 2% adicional desde las actualizaciones posteriores al 1 de enero de 2013.

11.5 - Modificacioiies de la Propiedad

El Arrendador tiene conocimiento de que el Arrendatario instalara un centro de datos en las Nuevas Instalaciones de acuerdo con lo que se denomina “box in box”, construction autosuficiente dentro de las Nuevas Instalaciones, que no afectara a las especificaciones estructurales de las mismas. El Arrendatario podra llevar a cabo estas reformas no estructurales internas sin el consentimiento del Arrendador.

El Arrendatario podra realizar alteraciones estructurales en las Nuevas Instalaciones con el consentimiento del Arrendador (“Modificaciones Estructurales”), consentimiento que no podra ser denegado 0 retrasado sin justa causa. Las partes acuerdan que el Arrendador solo podra denegar el consentimiento para realizar Modificaciones Estructurales cuando tales alteraciones reduzcan el valor de la propiedad.

El Arrendador permite que se realice cualquier alteration, siempre y cuando ninguna de las modificaciones en las Nuevas Instalaciones reduzca el numero de metros cuadrados disponibles en comparacion con las edificaciones actuales situadas en la Propiedad.

Los cambios estructurales drasticos que se realicen en la Propiedad, excluyendo las Nuevas Instalaciones, construir un centro de datos con oficinas auxiliares y plazas de parking, (en adelante, “Cambios”), seran presentados para su revision al arrendador, quien no podra negar su aprobacion sin justa causa. Las partes acuerdan que el Arrendador solo podra denegar el consentimiento para realizar Modificaciones Estructurales cuando tales alteraciones reduzcan el valor de la propiedad.

CPI increase calculated as of the date of signature of the Heads of Terms (28th November 2011). The CPI will be increased annually with an additional 2% for the adjustments after January 1, 2013.

11.5 - Alterations to the fit-out of the Property

Lessor is aware that Lessee will install a data center in the New Premises according to a so called “box in a box” principle which concerns a self-supporting construction added inside the New Premises which shall not affect the structural specifications of the New Premises. The Lessee may carry out these nonstructural internal alterations without the Lessor’s consent.

Lessee may cany out Structural Alterations to the New Premises with the Lessor’s consent (“Structural Alterations”), such consent shall not to be unreasonably denied or delayed. The parties agree that Lessor only can deny the consent to perform Structural Alterations when such alterations reduce die value of the Property.

The Lessor allows any alteration, as long as none of the modifications of the New Premises reduces the number of square meters that can be let compared to the buildings currently located on the Property.

Drastic structural changes to the Property, excluding the New Installations, and the building of a data center with ancillary offices and parking spaces, hereafter: “Changes”) will be presented for review to Lessor. Lessor shall not deny its approval, on unreasonable grounds. The parties agree that Lessor only can deny the consent to perform Changes when such Changes reduce the value of the Property.

El arrendador dispondra de un plazo de un (1) mes para dar su aprobacion desde la reception de los Cambios.

11.6 - Subarriendo

El Arrendador permite al Arrendatario el subarriendo o cesion de uso de la totalidad o parte de la propiedad a las empresas afiliadas. En el caso de cesion de uso o subarriendo a terceros, sera necesaria la aprobacion previa por escrito del Arrendador, para usos ajenos a la actividad diaria del Arrendatario, que no podra denegarse sin causa justa y tendra que concederse como maximo en un plazo de 20 dias habiles desde la reception de la notification del Arrendatario. En el caso de subarrendamiento, el Arrendatario sera responsable de todas las obligaciones derivadas del Contrato de Arrendamiento.

11.7 - Acuerdo de licencia / servicio

Con el fin de llevar a cabo sus operaciones diarias, el Arrendatario esta autorizado a ofrecer servicios y facilidades a los clientes, tales como dar en uso parte del equipo del centro de datos, el suministro de varios servicios de telecomunicaciones y dar espacio de oficinas, todo ello a traves de un Contrato de Servicio; y no requiriendose el consentimiento del Arrendador.

11.8 - Cesion

El Arrendatario tiene el derecho de ceder el contrato de arrendamiento a otra filial de Interxion Holding NV sin la aprobacion del Arrendador. Asimismo, tiene el derecho de ceder el contrato a otro Arrendatario, pero en este ultimo caso previa aprobacion por escrito del Arrendador.

Si el Arrendatario desea ejercer este derecho informant al Arrendador y le proporcionara information sobre el

Lessor has to give its approval within one (1) month after receipt of the Changes.

11.6 - Subletting

Lessor allows Lessee to sublet or give into use the whole or parts of the Property to affiliated companies.

Lessee has the right to sublet or give into use the whole or parts of the leased space to third parties after prior written approval of the Lessor for uses not related to the daily operations of the Lessee, which approval shall not be withheld on unreasonable grounds and which shall be granted by the Lessor in a 20 working days from the reception of the notification of the Lessee. In case of sublease, Lessee will remain responsible for all the obligations deriving from the Lease.

11.7 - License / service agreement

In order to carry out its daily operations, Lessee is allowed to offer services and facilities to customers, such as giving into use part(s) of the fitted out data center, via a Service Agreement;, part(s) of the fitted out data center, supply of several telecommunication services and giving into use, via a service agreement, office space. No further consent from Lessor is required regarding the ordinary daily activity of the Lessee.

11.8 - Assignment

Lessee has the right to assign the Lease to another affiliated company of Interxion Holding N.V. without approval from Lessor. Lessee has the right to assign the Lease to another Lessee, after written approval from Lessor.

If Lessee wishes to use this right he will inform Lessor thereof and will provide information about the new Lessee to Lessor for review. Lessor shall not withhold its approval on unreasonable grounds.

nuevo Arrendatario para que este lo examine y estudie y pueda decidir sobre su aprobacion sin que quepa su denegacion sin causa justa.

El Arrendador verificara, entre otras cosas, la moral, la solvencia y la liquidez del nuevo Arrendatario, asi como la capacidad de este para cumplir con todas las obligaciones derivadas del Contrato de Arrendamiento. Si el nuevo Arrendatario no es igual al Arrendatario con respecto a uno o mas de los aspectos mencionados, el Arrendador tendra derecho a denegar su aprobacion, salvo que el cesionario aporte garantias de solvencia suficientes equivalentes a las del cedente.

El Arrendador podra ceder sus derechos derivados del presente Contrato a favor de otra persona juridica o fisica, debiendo informar a cualquier tercero (comprador, cesionario, etc.), de la existencia del presente Contrato. Se pacta expresamente que, en caso de que el Arrendador, se decidiera a ejercitar tal derecho, (excepto en el supuesto de venta y transmision de la Propiedad, que esta regulado en la clausula 11.12), la situation del Arrendador pasaria a sex ocupada por dicho tercero, y todas las partes intervinientes, reciprocamente se comprometen expresamente en tal caso a sustituir el presente Contrato de Arrendamiento por otro con el mismo contenido, con la duracion que procediera hasta la termination del presente Contrato de Arrendamiento segun lo pactado en la clausula 3, suscrito por el referido tercero, manteniendo los compromisos y las obligaciones suscritas en el presente Contrato, sin poder oponerse ninguna de las partes a dicha cesion.

11.9 - Electricidad, gas y otros servicios

El Arrendatario debera obtener su propio suministro directo de electricidad, agua, gas, basura y cualquier otro posible servicio de la empresa de servicio publico respecto de las instalaciones.

Lessor will check amongst other things the morality, creditworthiness, liquidity and solvability of the new Lessee as well as the capability of this new Lessee to meet all obligations ensuing from the Lease. If the new Lessee is not at least equal to Lessee with regard to one or more of the mentioned aspects, Lessor is entitled to deny its approval unless the new Lessee provides enough guarantees of a solvency equivalent to Lessee’s solvency.

The Lessor may assign the rights derived from this Agreement to any other legal or natural person, with the obligation to inform any third party (buyers, assignees, etc.), about this Lease Agreement. It is expressly agreed by the parties that, in the event that the Lessor decides to exercise such right (except in the event of transfer and selling the Property which is regulated in clause 11.12), the contractual position of the Lessor will be taken over by such third party; and all intervening parties mutually commit to substituting this Lease Agreement with another one with the same content, obligations and with the agreed term which proceeds until the termination of the present Lease Agreement, according with clause 3, to be subscribed with such third party, without the possibility of any of the parties to object against this assignment.

11.9 - Electricity, Gas and other services

The Lessee shall obtain its own direct supply of electricity, gas, water, waste and any other possible services from the relevant utility company in respect of the Property.

11.10 - Carteles y Rotulos

El Arrendatario tendra derecho a instalar carteles, rotulos, logos, marcas y cualesquiera otros signos distintivos (en adelante “Rotulos”) en el edificio despues de la aprobacion por escrito del Arrendador, la cual no sera negada si los Rotulos se ajustan a la normativa aplicable. El Arrendatario debera obtener los permisos y aprobacion necesaria del municipio. Los Rotulos no pueden ser colocados antes de que todos los permisos y aprobaciones se hayan obtenido. Todos los costes relativos a la colocacion de los Rotulos, incluyendo los costes de los permisos, instalacion, mantenimiento, extraction y posterior limpieza y reparation de la fachada seran asumidos por el Arrendatario.

11.11 - Servicios

El Arrendador no presta servicios al Arrendatario,

11.12. - Transmision y Venta de la Propiedad.

1. El Arrendador tiene la obligation derespetar los derechos del Arrendatarioen los terminos establecidos en elpresente Contrato de Arrendamiento.

2. En el caso de que el Arrendadorquiera vender la Propiedad a un tercero,al Arrendatario se le reconoce underecho de tanteo y retracto por elmismo precio y condiciones que a esetercero.

El Arrendatario podra ejercitar un derecho de tanteo sobre la finca arrendada en un plazo de treinta (30) dias naturales a contar desde el siguiente en que se le notifique en forma fehaciente la decision de vender la finca arrendada, el precio y las demas condiciones esenciales de la transmision. Ademas podra el Arrendatario ejercitar el derecho de retracto en un plazo de treinta (30) dias, con sujecion a lo dispuesto en el articulo 1.518 del Codigo Civil, cuando no se le hubiese hecho la notification prevenida.

11.10 - Signage rights [right to put up signs]

Lessee will receive the right to install put posters, labels, logos, brands and any other distinctive signs (hereafter: “Labels”) on the building after Written approval from Lessor which will not be withheld if the Labels are according to the applicable regulation. Lessee will arrange the necessary permits and approval from the Municipality. The Labels may not be put up before all required permits and approvals have been obtained. All costs with regard to the placing of the Labels, including costs for permits, installation, maintenance, removing and subsequent cleaning and repairing of the facade will be borne by Lessee.

11.11 - Services

The Lessor does not provide any services to the Lessee.

11.12. - Transfer and Selling of the Property

1. Lessor has to respect the Lessee’s rightsstated in this Lease Agreement, and agreein this sense with any third party.

2. In case that the Lessor has the intentionto sell the Property to a third party, theLessee will have the right of first refusal forthe same price and conditions offered tothis third party.

The Lessee wdll have the right of first refusal on the Property leased within thirty (30) calendar days from the following in which the Lessor notifies to the Lessee the decision to sell the Property leased, the price and the essential conditions of the transmission. As well, the Lessee will have this right within thirty (30) days, subject to the provisions of article 1.518 of the Civil Spanish Code, when he had not been made the prevented notification.

Se excluyen las ventas que el Arrendador pueda realizar a companias de su mismo grupo de empresas.

En todo caso, el Arrendador informara a un comprador tercero sobre el Acuerdo Base del Contrato y el Contrato de Arrendamiento en si. En todo caso, el Arrendador se obliga a imponer sus obligaciones derivadas del Contrato de Arrendamiento incluyendo las obligaciones referentes la opcion de compra - a su sucesor.

11.13. - Seguro de la Propiedad.

El Arrendador se hace cargo de todos los seguros de la Propiedad hasta la fecha de inicio del Contrato de Arrendamiento. A partir de la Fecha de Inicio del Contrato de Arrendamiento, el Arrendatario se hace cargo de los seguros.

12. - Gastos

Cada Parte soportara los gastos en que incurra, incluidos los incurridos por la actuation de fedatario publico, en su caso, y los impuestos legalmente a su cargo, en la preparation, negotiation y cumplimentacion del presente Contrato de Arrendamiento (excepto en supuesto regulado en el Expositivo 3 del presente Contrato de Arrendamiento).

13. - Condition Resolutoria

El Arrendamiento comenzara como muy tarde el 1 de Julio de 2013, no obstante, seran condiciones resolutorias del mismo las siguientes:

1. No obtencion de la licencia de obraspara la construction de las NuevasInstalaciones.

2. En el caso de obtcnerse la anteriorlicencia de obras, sera conditionresolutoria la no obtencion por parte delAyuntamiento de la licencia de actividad0 equivalente para iniciar y ejecutar la actividad.

It is expressly excluded the sale of the Property made by the Lessor to any company belonging to the same group of companies.

In all cases, Lessor shall inform the third party buyer of the Heads of Terms and the Lease Agreement. In all cases, Lessor is obligated to impose its obligations arising from the Lease Agreement including the obligations arising from the purchase option to its successor.

11.13. - Insurance of the Property.

The Lessor will be responsible of all insurances of the Property until the Commencement Date of the Lease Agreement. After that date, the Lessee will be responsible for the insurances.

12. - Legal and other costs

Each Part}’ shall bear its own costs and taxes, including Notary Public costs (if applicable), in preparing, negotiating and completing this Lease Agreement (with the exception of the event regulated in the Declaration 3 of this Lease Agreement).

13. Conditions Subsequent

The Lease wall begin at the latest the 1 of July of 2013, however, it will be a subsequent conditions for it:

1. Not obtaining the planning permission {Licencia de Obra y Licencia de Actividad) to locate a data center in the NewPremises.

2. In case of obtaining the planningpermission, the contract can be terminatedif the Municipality of Madrid does notapprove the license to commence andexecute the activity [Licencia de Actividad 0 equivalente].

“En el caso de no obtener alguna de las mencionadas licencias requeridas para iniciar la actividad de negocio del Arrendatario, solo se puede rescindir el Contrato si las autoridades municipales (o en su caso, el organismo publico que pueda sustituir a las autoridades municipales en dichas competencias en el futuro), deniegan el otorgamiento de cualquiera de las 2 licencias.”

14. - Incumplimiento

El presente Contrato de Arrendamiento es de obligado cumplimiento para ambas Partes. La parte arrendadora debera entregar la posesion de la Propiedad en la Fecha de Inicio del Contrato segun la Clausula 4. La Arrendataria se obliga a gestionar la obtencion de las licencias oportunas conforme a lo establecido en este Contrato con la debida diligencia.

En caso de incumplimiento de las obligaciones asumidas por las partes por causa imputable a las mismas, la parte que hubiera cumplido sus obligaciones podra exigir a la otra; (i) el cumplimiento de las mismas; (ii) 0 bien la resolution del contrato. En este ultimo caso se establece una penalidad cumulativa minima de [***] Euros, equivalente a una anualidad de renta.

En ambos casos -(i) cumplimiento 0 (ii) resolution- la parte que hubiere cumplido con sus obligaciones podra exigir de forma adicional los daiios y perjuicios que se deriven del incumplimiento del contrato.

15. - Idioma

El presente Contrato de Arrendamiento ha sido elaborado en ingles y espaiiol, pero en caso de disputa la version inglesa prevalecera.

In case of not obtaining any of the mentioned licenses to commence and execute the activity of the Lessee, the Contract Lease Agreement may only be terminated by Lessee without any liability if the competent authorities of the City Council (or, where appropriate, the competent authority which can replace the City Council in such competences in the future), denies the granting of either of the 2 licenses.

14. - Breach of Contract

This Lease Agreement will be of mandatory compliance for both Parties. The Lessor will be obliged to deliver the Property to the Lessee on the Commencement Date of the Lease as stated in Clause 4. The Lessee will endeavor to obtain the appropriate licenses as stipulated in this Agreement.

In case of breach of the obligations assumed by the parties for reasons attributable to said parties, the party which has fulfilled its obligations may require to the other: (i) the fulfillment of the contract, or; (ii) the termination of the contract. In this case the parties agree a minimum cumulative penalty of [***] Euros, equivalent to one annual Rent.

In both cases -(i) fulfillment or (ii) termination- the breaching party shall pay, in addition, all die damages arising from the breach of the contract.

15. - Language

This Lease Agreement is made in Spanish and English languages, but in the case of dispute the English version shall prevail.

16. - Legislation aplicable y fuero

Las Partes, con expresa renuncia a cualquier fuero propio que pudiera corresponderles, acuerdan someter todas las discrepancias que entre ellas pudieran suscitarse respecto a la interpretation, cumplimiento, validez 0 resolution del presente Contrato de Arrendamiento 0 de los que del mismo hubieran de traer causa a los Tribunales de la ciudad de Madrid.

Este Contrato de Arrendamiento y los Anexos que lo acompanan se regiran de acuerdo con las Leyes espafiolas.

17. - Domicilios a efectos de notificaciones

Cualquier notification que deba realizarse en relation con el presente Contrato de Arrendamiento debera efectuarse en el domicilio que aparece en el encabezamiento.

18. - Elevation a piiblico e inscripci6n en el Registro de la Propiedad.

El presente Contrato podra elevarse a publico ante Notario designado por el Arrendatario, siendo de entera costa y cargo del Arrendatario todos los honorarios, aranceles, gastos e impuestos que suponga dicha elevacion publica y su inscription en el Registro de la Propiedad (excepto en supuesto regulado en el Expositivo 3 del presente Contrato de Arrendamiento), entregando una copia autorizada de dicha elevacion publica al Arrendador, sin coste para el.

19. - Regulation Juridica

Este Contrato se regira por la voluntad de las partes y en lo no contemplado por estas, por la Ley de Arrendamientos Urbanos, por el Codigo Civil y se sujeta en todos sus aspectos a las normas del ordenamiento juridico espaiiol.

16. - Applicable legislation

The Parties, expressly renounce any own jurisdiction that could correspond to them and agree to submit any disputes that may arise between them as regards the interpretation, fulfilment, validity or termination of this Lease Agreement, or contracts that may have to derive from such, to the Courts of Madrid.

This Lease Agreement and the Annexes accompanying it shall be governed by Spanish Law.

17. Addresses for notifications

Any type of notification to be performed in connection with this Lease Agreement should be done in the address or location specified in the header.

18. - Execution of the Agreement in a public document and registration with the Property Registiy.

This Agreement can be formalized in Public Deed, by the public notaiy appointed by the Lessee, being in charge of the Lessee all the costs, fees, taxes and charges involving die Publi Deed, and its registration at the Land Registiy (with the exception of the event regulated in the Declaration 3 of this Lease Agreement), providing an authorized copy of the Public Deed to the Lessor for free.

19. - Legal Regulation

This Agreement is governed by die will of the parties and what is not covered by them, by the Spanish Urban Lease Act, the Civil Code and is subject in all respects to the rules of Spanish law.

Y en prueba de conformidad, firman a un solo efecto el presente Contrato de Arrendamiento, en dos (2) copias, en el lugar y la fecha indicadas en el encabezamiento.

Firma

Por Interxion Espana, S.A.

D. Robert J.M. Assink Administrador Solidario

Firma

Por Edificios Alsina Sur, S.A

D. Agustin Torrego Casado Presidente del Consejo y Consejero Delegado

And in witness whereof, they sign two (2) copies of this Lease Agreement for a single purpose in the location and on the date specified in the header.

Signature

On behalf of Interxion Espafia, S.A.

Mr. Robert J.M. Assink Joint Administrator

Signature

On behalf of Edificios Alsina Sur, S.A.

Mr. Agustin Torrego Casado President of the Board and Chief Executive